Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS Q3-2014 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Thursday, November 13, 2014

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s Q3-2014 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced our Q3-2014 financial results and filed our Form 10-Q with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, November 13, 2014. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Barry. Good morning everyone and thank you for joining us.

We are very excited about many opportunities that are now present at SANUWAVE.  2014 has been a year of development and progress.  As an organization, we have changed our focus from a limited scope within regenerative medicine to a broader view that enables us to more fully utilize and benefit from the technology that our patents and experience avail us.  We are more fully exploring the use in Europe and the Middle East of our approved devices and have begun relationships with or initiated discussions with companies prominent in certain regions to distribute or market the dermaPACE and orthoPACE devices.

You will hear from Barry about the balance sheet and some international revenue initiatives. Pete will review where we are on our DFU study and why we remain encouraged and confident that our device will have success in treating DFU patients going forward.  Iulian will then discuss many of the medical and non-medical initiatives we began in 2014. These take time to develop, but we are beginning to see progress in a number of areas, which we hope will lead to revenue and/or partnerships.  Finally, you are all well aware we are focused on balancing our time and funds on initiatives that can create significant shareholder value in the near term and longer term.

With that let me turn it over to Barry to review third quarter 2014 results.

Barry Jenkins

Thank you, Kevin.

Revenue for the quarter ended September 30, 2014, was $227,000, an increase of $148,000, or 53%, from the prior year. Revenue for nine months ended September 30, 2014, was $611,000, an increase of $100,000, or 20%, from the prior year. Our revenue results primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenue for 2014 is due to higher sales of orthoPACE devices in Asia/Pacific, as compared to the prior year, as well as higher sales of refurbished applicators in Europe.

Research and development expenses decreased by $68,000, or 9%, to $708,000 for the quarter ended September 30, 2014, as a result of higher costs for third parties used in the dermaPACE clinical study in 2013 at the start of the more costly enrollment phase in June 2013. These expenses increased by $742,000, or 42%, to $2.5 million for the nine months ended September 30, 2014. The increase for the nine months was due to the costs for the dermaPACE clinical study which started patient enrollment in June 2013.

General and administrative expenses for the quarter ended September 30, 2014, were $780,000, a decrease of $372,000, or 32%. These expenses for the nine months ended September 30, 2014 were $2.8 million, a decrease of $386,000, or 12%. The decrease for 2014 was primarily due to reduced stock-based compensation expense from the forfeiture of non-vested stock options by terminated employees.

Net loss for the quarter ended September 30, 2014 was $1.5 million, or ($0.03) per share, compared with a net loss of $4.4 million, or ($0.14) per share in 2013. Net loss for the nine months ended September 30, 2014 was $5.6 million, or ($0.12) per share, compared with a net loss of $10.6 million, or ($0.43) per share in 2013. The change in the net loss for the two periods was primarily a result of the non-cash other expense in 2013 for the loss on the embedded conversion feature, related accrued interest expense, and loss on extinguishment of debt all related to the senior secured notes which were converted to equity in the third quarter of 2013.

Looking at cash flows, as of September 30, 2014, we had cash of $4.7 million, compared with $182,000 at December 31, 2013, an increase of $4.5 million in 2014. Net cash used by operating activities was $5.5 million for the nine months ended September 30, 2014, compared with $3.4 million for 2013. The increase for 2014 in cash used for operations was primarily due to the increase of $742,000 in research and development expenses primarily associated with the dermaPACE clinical trial and the reduction of accounts payable and accrued expenses in 2014 of $1.0 million. Net cash provided by financing activities in 2014 was $10.1 million which consisted of the net proceeds from the 2014 Private Placement of $8.6 million, the proceeds from the 18% Convertible Promissory notes of $815,000 which were converted to equity in March 2014 and the proceeds from sale of capital stock per the Subscription Agreement with a related party of $900,000. In 2013, net cash provided by financing activities was $3.6 million which consisted of the net proceeds from the Senior Secured Notes of $1.6 million which were converted to equity in July 2013 and the net proceeds from the July 2013 public offering of $1.5 million.

We continue to project that our cash burn-rate from operations will be approximately $550,000 to $650,000 per month in 2014 during the enrollment period and patient follow-up phase of the dermaPACE clinical trial and then approximately $450,000 to $550,000 per month thereafter in 2015.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Barry. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, walk you through the status of the dermaPACE clinical trial.

Pete Stegagno

Thank you, Kevin.

On September 10th, we announced the independent Data Monitoring Committee (DMC) recommendation to SANUWAVE following their first interim analysis of data from the Phase III supplemental clinical trial using the dermaPACE® for treating diabetic foot ulcers. Their recommendation was for the continuation of enrollment of subjects into the trial up to the next planned interim analysis at 130 subjects. This review and recommendation was based upon wound closure data for the first 90 subjects after they completed 12 weeks of the study.

We have currently enrolled 126 patients in the clinical study are expecting to enroll the 130th subject this month. At that time we will suspend enrollment until we receive feedback from the next DMC review. The DMC will perform an analysis on the entire 130 patient population once the patients have completed the twelve week efficacy analysis period. This is expected to be completed in the first quarter of 2015. After their review of the 130 patients, the DMC may recommend: 1) stopping enrollment because the dermaPACE has met the minimum success criteria as compared to sham-control, 2) increasing enrollment to 170 patients which is the next predefined patient analysis point, or 3) stopping the trial due to poor results.

In addition to the current stated clinical trial objectives of comparing the rates of wound closure between the dermaPACE and Sham arms at 12 weeks, we are exploring additional analysis for clinical objectives for the dermaPACE clinical trial through anticipated discussions with the FDA. These additional analyses would be added to the 130 subject Bayesian analysis.

Since becoming more involved in the management of, and communications with the clinical trial sites, I’ve been impressed with the overall positive attitude the site coordinators and Principal Investigators have in this trial and the dermaPACE device. Of course, the PIs remain blinded, but they are in agreement, overall, that dermaPACE can definitely play a positive role in the treatment of DFUs.

In summary, we are pleased by the progress of enrollment our clinical sites have achieved and we are looking forward the next DMC analysis. We believe dermaPACE will address a significant medical need among diabetic patients.

Kevin.

Kevin Richardson

Thank you, Pete. We are excited to be close to the 130 patient enrollment necessary for the second Data Monitoring Committee review and look forward to the feedback from the DMC on those patients in Q1-2015 and updating shareholders at that time.

Next, we want to update you on recent developments on medical and non-medical uses of our patented technology. Let me turn it over to Iulian Cioanta, our head of research and development.

Iulian Cioanta

Iulian - Thank you Kevin and good morning everyone.

In September, we started our collaboration with University of Georgia on blood sterilization. The study is underway and it is designed to use animal blood to determine optimal shock wave parameters that could produce blood sterilization with minimal red blood cell lysis. This red blood cells lysis testing will be followed by another study designed to treat actual infected blood using parameters determined in the study that is underway right now. We plan to use these results to partner with blood banks to refine the use of shock waves for blood sterilization and for the fight against different virus and bacterium infections.

We also have a study going on that uses shock waves on biofilms produced by Gram Positive and Gram Negative bacteria. The goal of this study is to use shock waves to disrupt biofilms and kill bacteria with or without the use of antibiotics, which has both medical and non-medical potential applications. This study is performed as we speak, in collaboration with the Center for Biofilm Engineering from Montana State University, an international renowned center for biofilm studies that has collaborations and affiliations with numerous companies that are faced with biofilm problems. This study will be completed by the end of this year and we hope to use these results to enter in collaboration with the focus on practical application of our technology in disruption and killing of bacterial biofilms.

On the stem cells research, the work continues at Harvard University on stem cell proliferation inside the body for large animals (goats), after very successful cambium progenitor stem cell stimulation in rats and rabbits, results that were published in three peer-reviewed articles. These in vivo proliferated stem cells were then used to repair bone defects, with very good results. Also, new grant applications were submitted to Department of Defense and VA system for using shock waves and stem cells to heal cartilage defects using bone marrow mesenchymal stem cells. We are actively looking for partners to further the research on stem cell interaction with shock waves and to test the practical implementation of our technology in stem cell treatments.

Finally, on the non-medical front, we started testing for the water cleaning small scale model. The initial results are promising for cleaning dirty waters without any addition of flocculation agents/ chemicals. We will also test efficiency in conjunction with flocculants and for different geometries of the applicators. SANUWAVE is continuously looking for the right partner to conduct field testing, to prove the advantages and efficiency of our shock wave technology. For this step, we plan to put our small scale model on a mobile trailer that can be moved in the field where is needed for testing.

Kevin.

Kevin Richardson

Thank you, Iulian

Barry will summarize the progress we’ve made internationally. Let me turn it over to Barry.

Barry Jenkins

It was a good quarter for our international sales with revenue up over 50% from last year. This was due to sales of our orthoPACE devices in South Korea which were in addition to the recurring revenue from Europe. We continue to work with our existing distributor base in Europe and are pursuing possible opportunities in other areas including the Arab Gulf Coast states.

In regard to the Arab Gulf Coast states, earlier this year we signed an agreement with Wirthlin-Dentons to provide strategic advisory services and create a sales and distribution system for the GCC region – defined as Kingdom of Saudi Arabia, United Arab Emirates, Kuwait, Qatar, and Bahrain. Diabetes is a significant problem in the GCC region where it affects between 25% and 35% of the adult population. We are working to establish a framework for the joint venture with some leading healthcare entities in the region and hope to have some of the first dermaPACE devices placed by year end.

We have also engaged an advisory group to find a European strategic distribution partner for the dermaPACE. There are an estimated 56.3 million diabetics in Europe, and the top 5 countries with greatest prevalence of diabetes and diabetic foot ulcers represent a burden of over half-a-million patients with a diabetic foot ulcer at any given time. The advisory group has relationships with the key strategic wound care companies in Europe who can provide both the sales channel and reimbursement resources to procure a distribution partner for the dermaPACE in the EU.

In South Korea, we have begun the regulatory process, in conjunction with our exclusive distributor, to apply for device approval for our dermaPACE device. Note they already have approval for our orthopedic device, the orthoPACE. We are in the early stages of this application, and all documentation will be submitted to our distributor this month, at which point our distributor will complete the submission process for approval in 2015.

We will continue to provide updates as these efforts continue to progress.

Kevin.

Kevin Richardson

Thank you, Barry.

This has been exciting year for SANUWAVE so far with getting the funding in place and patient enrollment necessary for the dermaPACE clinical trial while we continue to explore other uses for our patented technology for both medical and non-medical uses.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

To close – We are fortunate to have a very loyal and supporting shareholder base.  We cannot thank the long term shareholders enough for their investments, patience and support to help the Company achieve what it has and they have helped put the Company in a position to achieve even better things going forward.  The ultimate goal of a public or private company should be to maximize shareholder value.  We are committed to doing the things necessary to build a world class medical device company with disruptive and in some cases revolutionary technologies.